Exhibit 4.1

Middlesex Savings Bank

June 24, 2011

Michael J. Kroll, CFO
Valpey Fisher Corporation
75 South Street
Hopkinton, MA 01748

Dear Mike:

I am pleased to inform you that Middlesex Savings Bank has approved a three month extension of Valpey Fisher Corporation's Working Capital Line of Credit in the amount of $1,000,000.00 and its Equipment Line of Credit in the amount of $1,000,000.00 for three months until August 31, 2011. All terms and conditions existing and originally set forth will remain in effect. Such an extension will allow Middlesex Savings Bank sufficient time to seek formal credit approval for a full year renewal of the aforementioned credit facilities.

Please indicate your acceptance of this Letter by signing below and faxing a copy back to my attention at (781) 890-3668 and then mailing this original back to me.

We appreciate your business.

Thank you,

/s/ Tony Zhang
Tony Zhang
Vice President

Accepted:    Valpey Fisher Corporation

/s/ Michael J. Kroll	6/27/2011
Michael J. Kroll, CFO	Date